Exhibit (h)(32)

FINANCIAL INVESTORS TRUST

GRANDEUR PEAK GLOBAL OPPORUNITIES FUND

GRANDEUR PEAK INTERNATIONAL OPPORTUNITIES FUNDS

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

This Chief Compliance Officer Services Agreement (this “Agreement”) is effective as of September 13, 2011 (the “Effective Date”) by and among FINANCIAL INVESTORS TRUST, a Delaware statutory trust (the “Trust”), on behalf of the series listed in Exhibit A hereto (the “Funds”), as such exhibit may be modified from time to time by written agreement of the parties hereto, GRANDEUR PEAK GLOBAL ADVISORS, LLC, a Delaware limited liability company (the “Adviser”), and ALPS FUND SERVICES, INC. (“ALPS”), a Colorado corporation.

WHEREAS, to ensure the Trust, on behalf of the Funds, is in compliance with Rule 38a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), ALPS has agreed to render services to the Trust and the Adviser on behalf of the Funds by entering into a formal agreement with respect thereto effective from and after the Effective Date.

ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust, the Adviser and ALPS hereby agree as set forth below.

SECTION 1. Term of Agreement.

The Adviser hereby retains ALPS, on behalf of the Funds, for a period beginning on the Effective Date and ending three years from the Effective Date, subject to early termination as provided in this Agreement (the “Term”). This Agreement will automatically renew for additional one-year periods beyond the Term.

SECTION 2. Duties.

(a) ALPS shall designate, subject to the Trust approval, one of its own employees to serve as Chief Compliance Officer of the Funds within the meaning of the Rule (such individual, the “CCO”). The CCO shall render to the Trust such advice and services (“Services”) as are required to be performed by a CCO under the Rule and as are set forth on Exhibit B hereto, as such exhibit may be modified from time to time by written agreement of the parties hereto. Exhibit B is hereby incorporated into and made a part of this Agreement. The Trust and the Adviser acknowledge that other employees of ALPS will assist the CCO in the performance of his duties hereunder.

(b) During the Term, the CCO shall report to such individuals as may be designated from time to time by the Trust, subject to the provisions of Exhibit B.

(c) The parties agree that only employees of ALPS shall act as CCO or otherwise perform services to the Trust under this Agreement unless otherwise agreed in writing by the Trust. Notwithstanding his or her other duties for ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services.

(d) The Trust and the Adviser acknowledge that the CCO may act as Chief Compliance Officer within the meaning of the Rule for other investment companies, and nothing herein shall be construed to prohibit the CCO from acting in such capacity; provided, however, that during the Term neither ALPS nor the CCO shall enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent ALPS or the CCO from performing its or his obligations hereunder.

(e) The Trust and the Adviser shall cooperate in good faith with ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, the Trust and the Adviser shall make those of their and their affiliates’ officers, employees and outside counsel available for consultation with ALPS and the CCO and shall communicate with the Board of Trustees of the Trust (the “Trustees”), and such other service providers of the Trust (the Trustees and such other service providers collectively, the “Service Providers”), in each case as ALPS or the CCO may reasonably request. The Trust and the Adviser shall provide ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall make introductions and otherwise assist ALPS and the CCO in obtaining the cooperation of the Service Providers. The Adviser shall provide ALPS and the CCO with such books and records regarding the Fund and the Adviser as ALPS and the CCO may reasonably request.

SECTION 3. Fee.

(a) As compensation for the performance of the Services on behalf of the Fund, the Adviser shall pay to ALPS during the Term an annual base fee of $30,000 paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”). Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Adviser and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Adviser originally provided to ALPS. During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fee that would be charged for the same services would be the Fee, subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b) The Fee shall be payable by the Adviser within thirty (30) days of its receipt of an invoice from ALPS, which invoices shall include amounts for any expenses reimbursable under Section 4 hereof. LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

(c) ALPS will ensure that the CCO shall not receive and shall not make any claim under this Agreement or otherwise against the Trust or the Adviser for compensation, workers’ compensation, unemployment insurance compensation or life insurance, social security benefits, disability insurance benefits or any other benefits. ALPS is solely responsible for any such compensation or benefits to be paid to the CCO, and ALPS shall withhold on behalf of the CCO the required sums for income tax, unemployment insurance or social security pursuant to any law or requirement of any government agency including, without limitation, unemployment tax, federal, state or foreign income tax, federal social security (FICA) payments and disability insurance taxes. ALPS and the CCO shall make such tax payments as may be required by applicable law and shall indemnify and hold the Trust and the Trust harmless from any liability that the Trust or the Adviser may incur as a consequence of ALPS’ or the CCO’s failure to make any such tax payment(s).

(d) ALPS and the CCO shall perform the services hereunder as independent contractors and not as employees of the Trust or the Adviser, although the CCO shall be an employee of ALPS. As independent contractors, neither ALPS nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of the Trust or the Adviser, except as specifically set forth herein. Neither ALPS nor the CCO has, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Trust or the Adviser, as its agent, representative or otherwise, except as specifically set forth herein.

SECTION 4. Reimbursement of Expenses.

During the Term, the Adviser shall reimburse, or shall cause the Trust to reimburse, ALPS for all reasonable and necessary travel and lodging expenses and other out-of-pocket disbursements incurred by ALPS for or on behalf of the Trust or the Adviser in connection with the performance of ALPS’ or the CCO’s duties hereunder upon presentation of appropriate receipts and other reasonable documentation as the Adviser may request. LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

SECTION 5. Disclosure of Information.

(a) From and after the date hereof, neither ALPS nor the CCO shall use or disclose to any Person (as defined below), except as required in connection with the performance of the Services and in compliance with the terms of this Agreement and as required by law, regulation or judicial process, any Confidential Information (as defined below), for any reason or purpose whatsoever, nor shall ALPS or the CCO make use of any Confidential Information for ALPS’ or the CCO’s purposes or for the benefit of any Person except the Trust and the Trust’s affiliates. For purposes of this Agreement, an “Affiliate” is an individual or entity (collectively, “Person”) controlling or controlled by or under common control with the Adviser.

(b) For purposes of this Agreement, “Confidential Information” means (i) the non-public intellectual property rights of the Trust, the Trustees, the Adviser and the Adviser’s Affiliates and (ii) all other information of a proprietary or confidential nature relating to the Trust, the Trustees, the Adviser or the Adviser’s Affiliates, or the business or assets of the Trust, the Adviser or the Adviser’s Affiliates, including, without limitation, books, records, customer and registered user lists, vendor lists, supplier lists, customer agreements, vendor agreements, supplier agreements, incentive and commission program information, distribution channels, pricing information, cost information, business and marketing plans, strategies, forecasts, financial statements, budgets and projections, technology, and all information related to the index on which the Trust’s investment strategy is based. Confidential Information does not include (i) information in the public domain not as a result of a breach by ALPS or the CCO of this Agreement, (ii) information lawfully received by ALPS or the CCO from a third Person who had the right to disclose such information, and (iii) information developed by ALPS’ or the CCO’s own independent knowledge, skill and know-how.

(c) In the event that ALPS or the CCO is requested by legal process to disclose Confidential Information, ALPS shall notify the Trust and the Adviser thereof and shall cooperate with Adviser, the Trust and the Trustees, as appropriate, at the expense of the Trust or the Adviser, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.

SECTION 6. Assignment of Written Materials.

During the Term, ALPS and the CCO shall promptly disclose, and hereby grant and assign to the Trust for its sole use and benefit, any and all technical information, data, procedures, records, suggestions and other materials, insofar as they are reduced to writing, including without limitation the Written Compliance Program of the Trust (as that term is defined in Exhibit B), that are reasonably related to the Trust (collectively, the “Materials”) which ALPS or the CCO may develop or acquire during the Term (whether or not during usual working hours), together with all copyrights and reissues thereof that may at any time be granted for or with respect to the Materials. For the avoidance of doubt, the Materials shall include all records referred to in Exhibit B. The Materials shall constitute Confidential Information within the meaning of Section 5 hereof.

SECTION 7. Delivery of Materials Upon Termination of Term.

ALPS shall deliver to the Trust at the termination of the Term, or at any time upon the Trust’s request, the Materials and all memoranda, notes, plans, records, reports, software and other documents and data (and copies thereof existing in any media)

relating to the Confidential Information, Inventions or the business of the Trust or the Adviser or any of their affiliates that it or the CCO may then possess or have under its or his or her control regardless of the location or form of such material and, if requested by the Trust, will provide the Trust with written confirmation that all such materials have been delivered to the Trust.

SECTION 8. Termination.

(a) The Trust and the Adviser shall have the right to terminate this Agreement immediately in the event of:

(i) a failure by ALPS or the CCO to meet its or his or her obligations hereunder or a breach of ALPS’ representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after ALPS receives written notice of such failure from the Trust or the Adviser;

(ii) the termination or dissolution of the Trust, or the deregistration of the Trust under the 1940 Act;

(iii) the Adviser ceasing for whatever reason to be the investment adviser of the Trust;

(iv) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the U.S. Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying the Trust’s obligations under the Rule; or

(v) subject to the provisions of Section 2(d) hereof, any failure of ALPS to employ a CCO for the Trust acceptable to the Trust.

(b) ALPS shall have the right to terminate this Agreement immediately in the event of:

(i) a failure by the Trust or the Adviser to meet their obligations hereunder or a breach of the Trust’s or the Adviser’s representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after the Trust or the Adviser receives written notice of such failure from ALPS;

(ii) the termination or dissolution of the Trust, or the deregistration of the Trust under the 1940 Act; or

(iii) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the U.S. Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible.

(c) Upon termination pursuant to this Section 8, ALPS shall be entitled to receive the Fee accrued but unpaid as of the date of termination paid in a lump sum within sixty (60) days of termination.

SECTION 9. Standard of Care; Limitation of Liability; Indemnification

(a) ALPS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ALPS in writing. ALPS shall use its best judgment and efforts in rendering the services described in this Agreement. ALPS shall not be liable to the Trust, the Adviser, Fund or any of the Fund’s stockholders for any action or inaction of ALPS relating to any event whatsoever in the absence of bad faith, reckless disregard, negligence or willful misfeasance in the performance of ALPS’ duties or obligations under this Agreement. Further, ALPS shall not be liable to the Trust, the Adviser, the Fund or any of the Fund’s stockholders for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Trust counsel; and (ii) any certified copy of any resolution of the Board; and ALPS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter or transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order or any other document or instrument which ALPS reasonably believes in good faith to be genuine.

(b) The Trust and the Adviser, severally and not jointly, each agree to indemnify and hold harmless ALPS, its employees, agents, directors, officers and managers and any person who controls ALPS within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (each, an “ALPS Indemnitee”), against and from any and all claims, demands, actions, suites, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ALPS’ actions taken or failure to act in connection with the performance of any of its duties or obligations under this Agreement (an “ALPS Claim”); provided, however, that nothing contained herein shall entitle an ALPS Indemnitee to indemnification with respect to any ALPS Claim arising from ALPS’ own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, ALPS’ bad faith, reckless disregard, negligence or willful malfeasance shall not include any action taken or not taken by ALPS consistent with the last sentence of Section 9(a) hereof. Further, neither the Trust nor the Adviser shall be required to indemnify any ALPS Indemnitee if, prior to confessing any ALPS Claim against the ALPS Indemnitee, ALPS or the ALPS Indemnitee does not give the Trust or the Adviser, as applicable, written notice of and reasonable opportunity to defend against the ALPS Claim in its own name or in the name of the ALPS Indemnitee.

(c) ALPS agrees to indemnify and hold harmless the Trust and the Adviser and their its employees, agents, trustees/directors, officers and managers and any person who controls the Trust or the Adviser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (each, a “Trust Indemnitee”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to any breach of this Agreement by ALPS (a “Trust Claim”); provided, however, that nothing contained herein shall entitle a Trust Indemnitee to indemnification with any Trust Claim arising from (i) bad faith, reckless disregard, negligence or willful malfeasance or breach of this Agreement by a Trust Indemnitee, (ii) action or inaction by ALPS or the CCO in good faith reliance upon (a) Instructions received from a Trust Indemnitee, (b) the adviser and opinion of Trust counsel, or (c) any certified copy of any resolution of the Trustees. Further, ALPS shall not be required to indemnify any Trust Indemnitee if, prior to confession any Trust Claim against the Trust Indemnitee, the Trust, the Adviser or the Trust Indemnitee does not give ALPS written notice of any reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

(d) The Board of the Trust, the Trustees in their individual capacities and the shareholders of the Funds shall not be liable for any obligation of the Trust or the Funds under this Agreement, and ALPS agrees that in asserting any rights or claims hereunder it shall look only to the assets and property of the Funds to which the right(s) or claim(s) relate.

(e) ALPS shall not be liable for the errors of Service Providers or their systems.

SECTION 10. Representations and Warranties.

(a) ALPS hereby represents and warrants to the Trust and the Adviser that (a) the execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (b) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, the Trust and the Adviser, this Agreement will be a valid and binding obligation of ALPS.

(b) The Adviser hereby represents and warrants to ALPS and the Trust that (a) the execution, delivery and performance of this Agreement by the Adviser does not breach, violate or cause a default under any agreement, contract or instrument to which the Adviser is a party or any judgment, order or decree to which the Adviser is subject; (b) the execution, delivery and performance of this Agreement by the Adviser has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, the Trust and the Adviser, this Agreement will be a valid and binding obligation of the Adviser.

(c) The Trust hereby represents and warrants to ALPS and the Adviser that (a) the execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (b) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, the Trust and the Adviser, this Agreement will be a valid and binding obligation of the Trust.

(d) The Trust further represents and warrants to ALPS that the CCO shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers cease to serve as the Trust on substantially the same terms as such coverage is provided for the Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers (but for a period of no less than six years). The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(e) The Trust represents and warrants to ALPS that the CCO is a named officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s organizational documents regarding indemnification of its officers.

SECTION 11. Entire Agreement; Amendment and Waiver.

This Agreement and the other writings referred to herein contain the entire agreement among the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by any party of a breach of any provision of this Agreement by the other party(ies) shall not operate or be construed as a waiver of any subsequent breach by such other party(ies).

SECTION 12. Notices.

All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Adviser, to:

Grandeur Peak Global Advisors, LLC

4244 Rowland Drive

Salt Lake City, UT 84124

Attn: Eric Huefner

Facsimile:

Telephone:

(b)	if to ALPS, to:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: General Counsel

Facsimile: (303) 623-7850

Telephone: (303) 623-2577

(c)	if to the Trust, to:

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: General Counsel

Facsimile: (303) 623-7850

Telephone: (303) 623-2577

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

SECTION 13. Headings.

The section Headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

SECTION 14. Severability.

In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15. Remedies.

Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Each of the parties hereto further acknowledges that, in the event of a breach of any of the covenants contained in this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

SECTION 16. Benefits of Agreement; Assignment.

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. This Agreement shall not be assignable by ALPS without the express written consent of the Trust. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

SECTION 17. Survival.

Anything to the contrary contained in this Agreement notwithstanding, the provisions of Sections 5 through 7 and 11 through 21 of this Agreement shall survive the termination of the Term.

SECTION 18. Counterparts and Facsimile Execution.

This Agreement may be executed in three counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

SECTION 19. Governing Law; Mutual Waiver of Jury Trial; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether in the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. In furtherance of the foregoing, the law of the State of Colorado will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law of conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) BECAUSE DISPUTES ARISING CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE EXCLUSIVE PLACE OF JURISDICTION FOR ANY ACTION, SUIT OR PROCEEDING (“ACTIONS”) RELATING TO THIS AGREEMENT SHALL BE IN THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF DENVER, COLORADO OR, IF SUCH COURTS SHALL NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, IN THE COURTS OF THE STATE OF COLORADO SITTING THEREIN, AND EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS. IF ANY SUCH STATE COURT ALSO DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, THEN SUCH AN ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES OF THE PRINCIPAL PLACE OF BUSINESS OF ANY PARTY HERETO. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY ACTION BROUGHT IN SUCH COURTS OR TO THE CONVENIENCE OF THE FORUM. FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF ANY PARTY THEREIN DESCRIBED.

SECTION 20. Force Majeure.

None of the parties hereto shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent ALPS’ obligations hereunder are to oversee or monitor the activities of third parties, ALPS shall not be liable for any failure or delay in the performance of ALPS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with ALPS.

The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.

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IN WITNESS WHEREOF, each of the undersigned has executed this Chief Compliance Officer Services Agreement as of the date first above written.

FINANCIAL INVESTORS TRUST, on behalf of the Funds

By:	/s/ Edmund J. Burke
Name: Edmund J. Burke
Title: President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President

GRANDEUR PEAK GLOBAL ADVISORS, LLC

By:	/s/ Eric Huefner
Name: Eric Huefner
Title: President

Exhibit A

List of Funds

Grandeur Peak Global Opportunities Fund

Grandeur Peak International Opportunities Fund

Exhibit B

Duties of Chief Compliance Officer

The Services shall include, but not be limited to, the following. Terms used in this Exhibit A shall have the meanings assigned thereto in the Chief Compliance Officer Services Agreement to which this Exhibit A is attached.

I.

Review of Compliance Program. No later than the Effective Date, the CCO shall, with the assistance of the Adviser, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Trust, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.”[1] In addition to provisions of Federal Securities Laws that apply to the Trust, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Trust’s Trust Instrument and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Trust from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Trust or relevant to compliance by the Service Providers or the Trust, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

II.	Administration of Compliance Program. The CCO shall administer and enforce the Trust’s Compliance Program.

III.

Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Trust, adherence to the written compliance policies and procedures of the Trust’s service providers, including the Adviser and distributor (the “Distributor”) (the Adviser and the Distributor, collectively, the “Service Providers”). In furtherance of this duty,

A.

No later than the Effective Date, the CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

B.	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and

[1]

“Federal Securities Laws” are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

the Trusts’ Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

C.	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Adviser:

1.

In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Trust, the Service Provider has prepared and delivered to the Trust a summary of core services that it provides to the Trust or, if no such summary is available, that it has delivered to the Trust copies of the relevant policies and procedures.

2.

The Service Provider will provide to the Trust and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

3.

The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

4.

The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

IV.

Annual Review. The Rule requires that, at least annually, the Trust review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Trust. The first Annual Review shall be completed no later than the Effective Date.

V. Reports to the Adviser; Escalation

A.

The CCO shall make regular reports to the Adviser regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Trust and the Service Providers and such other matters as the Adviser may reasonably request.

B.	In addition, at least annually, the CCO shall submit a written report to the Adviser addressing the following issues:

1.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

2.	any material changes made to the Compliance Program since the date of the last report;

3.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

4.	each “Material Compliance Matter” that occurred since the date of the last report.[2]

This written report shall be based on the Annual Review. The first written report shall be presented to the Adviser no later than 60 days after the date of the first Annual Review.

C.

In the event that the CCO reports a Material Compliance Matter and is not reasonably satisfied with the Adviser’s efforts to address and remedy the same, the CCO shall report such Material Compliance Matter to the Trustees, with a copy to the Adviser.

VI.

Recordkeeping. The CCO shall maintain the books and records for the Trust that are required to be retained by the Rule, which books and records may be maintained electronically but which shall, in any event, be backed-up and safeguarded in accordance with ALPS’ regular practices for record retention.

VII.

Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Adviser and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by the Adviser or the Trustees.

VIII.

Amendments to the Compliance Program. The CCO shall consult with the Adviser and its representatives as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually.

[2]

“Material Compliance Matter” is defined as “any compliance matter about which the Trust’s Board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Trust, the Adviser or the Distributor; (ii) a violation of the Compliance Program of the Trust, or the written compliance policies and procedures of the Distributor or the Adviser; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Trust, or the written compliance policies and procedures of the Adviser or the Distributor.